EXHIBIT 12

       GENERAL ELECTRIC CAPITAL SERVICES, INC. AND CONSOLIDATED AFFILIATES
                Computation of Ratio of Earnings to Fixed Charges
                                       and
 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                          Six months Ended July 1, 2000
                                   (Unaudited)


                                                                                                        Ratio of
                                                                                                       Earnings to
                                                                                                      Combined Fixed
                                                                                     Ratio of          Charges and
                                                                                    Earnings to      Preferred Stock
 (Dollar Amounts In millions)                                                      Fixed Charges        Dividends
                                                                                 -----------------   -----------------
 Net earnings ................................................................     $       2,487       $       2,487
 Provision for income taxes ..................................................               956                 956
 Minority interest in net earnings of consolidated affiliates ................               103                 103
                                                                                 -----------------   -----------------

 Earnings before provision for income taxes and minority interest ............             3,546               3,546
 Fixed charges:
    Interest .................................................................             5,546               5,546
    One-third of rentals .....................................................               206                 206
                                                                                 -----------------   -----------------

 Total fixed charges .........................................................             5,752               5,752
 Less interest capitalized, net of amortization ..............................               (54)                (54)
                                                                                 -----------------   -----------------

 Earnings before provision for income taxes and minority interest, plus fixed
    charges ..................................................................     $       9,244       $       9,244
                                                                                 =================   =================

 Ratio of earnings to fixed charges ..........................................              1.61
                                                                                 =================

 Preferred stock dividend requirements .......................................                        $         -
 Ratio of earnings before provision for income taxes to net earnings .........                                  1.38
                                                                                                     -----------------

 Preferred stock dividend factor on pre-tax basis ............................                                  -
 Fixed charges ...............................................................                                 5,752
                                                                                                     -----------------

 Total fixed charges and preferred stock dividend requirements ...............                         $       5,752
                                                                                                     =================

 Ratio of earnings to combined fixed charges and preferred stock dividends ...                                  1.61
                                                                                                     =================
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For purposes of computing the ratios,  fixed charges  consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.

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